SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
INTERGRAPH CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	63-0573222

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Intergraph Corporation, One Madison Industrial Park IW 2000, Huntsville, Alabama	35894-0001

(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates:                                          (If applicable)
Securities to be registered pursuant to Section 12(b) of the Act:
Common Stock Purchase Rights

(Title of Class)
Securities to be registered pursuant to Section 12(g) of the Act:
None

     This Form 8-A/A is filed to supplement and amend the information set forth in the Form 8-A filed by Intergraph Corporation, a Delaware corporation (the “Company”), on October 29, 2002. All capitalized terms not defined herein will have the meanings ascribed to such terms in the Amended and Restated Rights Agreement dated as of March 5, 2002, between the Company and Computershare Investor Services, LLC.
Item 1. Description of Registrant’s Securities to be Registered.
Stock Purchase Rights
  Overview
     We entered into a Rights Agreement dated August 25, 1993 which has been amended and restated pursuant to an Amended and Restated Rights Agreement dated March 5, 2002 (collectively, the “Rights Agreement”). Pursuant to the Rights Agreement, each share of our common stock outstanding as of, and issued after, September 7, 1993 is accompanied by a stock purchase right which entitles the holder to purchase from us one share of our common stock at an initial exercise price of $65 per share, subject to adjustment.
  Exercisability and Transferability of Rights
     Currently, the stock purchase rights are not exercisable or transferable apart from our common stock. The stock purchase rights will become exercisable and transferable upon the earlier to occur of:
•	the close of business on the tenth business day (or such later day as our board of directors may determine) following the first public announcement that a person or group of affiliated or associated persons has acquired or obtained the right to acquire beneficial ownership of 15% (or 10% in the case of an “Adverse Person,” as determined by our board of directors) or more of the then outstanding shares of our common stock; and

•	the close of business on the tenth business day (or such later day as our board of directors may determine) following the commencement of a tender offer or exchange offer that could result in a person or group becoming the beneficial owner of 15% or more of the then outstanding shares of our common stock.
   Flip-In Rights
     Upon the acquisition of 15% (or 10% in the case of an “Adverse Person,” as determined by our board of directors) of our common stock by a person or group of persons, any stock purchase rights held by such person or group of persons will become null and void. Each other holder of a stock purchase right will have the right to receive, upon exercise, the number of shares of our common stock having a market value immediately prior to the acquisition equal to two times the then current exercise price of the stock purchase right.
   Flip-Over Rights
     Once the stock purchase rights become exercisable, if we are acquired in a merger or other business combination or if we sell or transfer more than 50% of our assets or earning power, each holder of a stock purchase right will have the right to receive, upon exercise, the number of shares of the common stock of the surviving entity or acquiring party whose value is equal to two times the then current exercise price of the stock purchase rights. This right may be exercised independent of the right exercisable upon the acquisition of 15% of our common stock by a person or group of persons as described above.
   Redemption of Rights
     Our board of directors may vote to redeem the outstanding stock purchase rights, in whole or in part, at a redemption price of $.001 per right, at any time prior to:

•	the close of business on the tenth day after the public announcement that a person or group of affiliated or associated persons has acquired or obtained the right to acquire beneficial ownership of 15% (or 10% in the case of an “Adverse Person,” as determined by our board of directors) or more of the then outstanding shares of our common stock; and

•	the close of business on March 5, 2012.
   Exchange of Rights
     At any time after the later of (i) the acquisition of 15% (or 10% in the case of an “Adverse Person,” as determined by our board of directors) or more of our common stock by a person or group of persons as described above, and (ii) any flip-in or flip-over event, our board of directors may exchange the stock purchase rights, in whole or in part, at an exchange ratio of one share of common stock per stock purchase right. However, our board of directors may not effect an exchange if any person or group of persons acquires beneficial ownership of 50% or more of our shares of common stock then outstanding.
   Amendment of Rights Agreement
     At any time prior to the stock purchase rights becoming exercisable, we or our board of directors may amend any provisions of the Rights Agreement granting the stock purchase rights without the approval of the holders of our common stock. At any time after the stock purchase rights become exercisable, we or our board of directors may amend the Rights Agreement in any manner consistent with and for the purpose of fulfilling the objectives of the board of directors in originally adopting the Rights Agreement.
   Rights Agreement
     The terms of the Rights are set forth in a Rights Agreement between the Company and Computershare Investor Services, LLC, as Rights Agent. A copy of the Rights Agreement is an Exhibit to this Form 8-A. A copy of the Rights Agreement is available free of charge from the Rights Agent at the following address:
Computershare Investor Services, LLC
2 North LaSalle Street
Chicago, IL 60602
Attention: Keith Bradley
     On August 31, 2006, the Rights Agreement was amended to render the Rights inapplicable to either (i) the execution and delivery of the Agreement and Plan of Merger, dated as of August 31, 2006, by and among the Company, Cobalt Holding Company, a Delaware corporation (“Parent”), and Cobalt Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent, or any amendment thereto (the “Merger Agreement”), or the public announcement thereof, or (ii) the consummation of transactions contemplated thereby, including the Merger (as defined in the Merger Agreement).
     This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement, as amended, which is incorporated in this summary by reference.

Item 2. Exhibits.

Exhibit No.	Description of Exhibit

1.	Amended and Restated Rights Agreement dated March 5, 2002 between Intergraph Corporation and Computershare Investor Services, LLC as Rights Agent, including the Form of Rights Certificate (Exhibit A), and the Form of Summary of Rights (Exhibit B) (Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K dated March 8, 2002, under the Securities Exchange Act of 1934, File No. 0-9722)

2.	Amendment, dated as of August 31, 2006, to the Amended and Restated Rights Agreement between Intergraph Corporation and Computershare Investor Services, LLC

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

INTERGRAPH CORPORATION
By:	/s/ Larry T. Miles
	Name:	Larry T. Miles
	Title:	Vice President and Controller

Date: August 31, 2006

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.	Amended and Restated Rights Agreement dated March 5, 2002 between Intergraph Corporation and Computershare Investor Services, LLC as Rights Agent, including the Form of Rights Certificate (Exhibit A), and the Form of Summary of Rights (Exhibit B) (Incorporated by reference to exhibits filed with the Company’s Current Report on Form 8-K dated March 8, 2002, under the Securities Exchange Act of 1934, File No. 0-9722)

2.	Amendment, dated as of August 31, 2006, to the Amended and Restated Rights Agreement between Intergraph Corporation and Computershare Investor Services, LLC